As filed with the Securities and Exchange Commission on June 15, 2023

Registration No. 333-142271

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DCP MIDSTREAM, LP

(Exact name of registrant as specified in its charter)

Delaware	03-0567133
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6900 E. Layton Ave, Suite 900

Denver, Colorado 80237

(303) 595-3331

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

DCP Midstream Partners, LP Long-Term Incentive Plan

(Full title of the plan)

Vanessa Allen Sutherland

2331 CityWest Blvd.

Houston, Texas 77042

(832) 765-3010

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

William S. Anderson

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

(713) 221-1122

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (the “Registration Statement”), File No. 333-142271, of DCP Midstream, LP, a Delaware limited partnership (the “Partnership”), filed with the Securities and Exchange Commission on April 20, 2007. The Registration Statement registered 850,000 common units representing limited partner interests in the Partnership (“Common Units”) under the DCP Midstream Partners, LP Long-Term Incentive Plan.

On June 15, 2023, pursuant to the Agreement and Plan of Merger, dated as of January 5, 2023, by and among Phillips 66, a Delaware corporation, Phillips 66 Project Development Inc., a Delaware corporation and an indirect wholly owned subsidiary of Phillips 66, Dynamo Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Phillips 66 Project Development Inc. (“Merger Sub”), the Partnership, DCP Midstream GP, LP, a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), DCP Midstream GP, LLC, a Delaware limited liability company and the general partner of the General Partner, Merger Sub merged with and into the Partnership, with the Partnership surviving as a Delaware limited partnership (the “Merger”). Each issued and outstanding Common Unit as of immediately prior to the effective time of the Merger (other than the Common Units owned by DCP Midstream, LLC, a Delaware limited liability company, and the General Partner) was converted into the right to receive $41.75 per Common Unit in cash, without any interest thereon.

In connection with the Merger, the Partnership has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Partnership in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of such offering, the Partnership hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities registered and remaining unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 15, 2023.

DCP MIDSTREAM, LP By: DCP MIDSTREAM GP, LP its General Partner By: DCP MIDSTREAM GP, LLC its General Partner

By:	/s/ Donald A. Baldridge
Name:	Donald A. Baldridge
Title:	Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald A. Baldridge Donald A Baldridge	Interim Chief Executive Officer (Principal Executive Officer)	June 15, 2023

/s/ Scott R. Delmoro	Interim Chief Financial Officer (Principal Financial Officer)	June 15, 2023
Scott R. Delmoro

/s/ Richard A. Loving	Vice President and Controller (Principal Accounting Officer)	June 15, 2023
Richard A. Loving

/s/ Kevin J. Mitchell	Chairman of the Board of Directors	June 15, 2023
Kevin J. Mitchell

/s/ Timothy D. Roberts	Director	June 15, 2023
Timothy D. Roberts

/s/ Heather B. Crowder	Director	June 15, 2023
Heather B. Crowder

/s/ Brian M. Mandell	Director	June 15, 2023
Brian M. Mandell

/s/ C. Todd Denton	Director	June 15, 2023
C. Todd Denton